Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM REPORTS 31% INCREASE
IN FIRST NINE MONTHS OF 2006 EARNINGS
Nine-Month Earnings Rise to All Time High on Record Production
Third Quarter Earnings Decline 6% Due to Lower Gas Prices and Higher Costs
Production Volumes Rise to All Time Highs in Both Periods
DENVER, COLORADO, September 14, 2006 — CREDO Petroleum Corporation (NASDAQ: CRED) today reported record financial and operating results for the nine months ended July 31, 2006. Per share data has been adjusted to reflect the three-for-two stock split effective October 12, 2005.
For the first nine months of 2006, net income increased 31% to an all time high. For the period, net income was $4,373,000 on revenue of $12,255,000 compared to net income of $3,345,000 on revenue of $8,986,000 last year. On a per diluted share basis, net income was $.46 for the first nine months compared to $.36 last year. Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) increased 39% to $8,711,000 compared to $6,284,000 last year.
Third quarter 2006 net income declined 6% to $1,286,000 on revenue of $3,969,000 compared to net income of $1,362,000 on revenue of $3,501,000 last year. On a per diluted share basis, net income was $.14 for the third quarter compared to $.15 last year. A 22% increase in production for the third quarter was offset by lower gas prices, lower investment income and higher costs.
James T. Huffman, President, said, “New records have been established during 2006 in all of the company’s financial and operating categories. Production set new records for both the nine-months and the third quarter as we continue to meet the challenge of increasing production in order to reap the full benefit of good product prices. With the previously reported Garnet State and Scarlet State wells continuing to produce at excellent rates and new projects coming on stream, we are confident that 2006 will continue to be a record year for CREDO.”
NINE-MONTH AND THIRD QUARTER PRODUCTION VOLUMES
BOTH RISE TO NEW RECORDS
For the nine months, production rose 16% to an all time record high. Production was 1,716 MMcfe (million cubic feet of gas-equivalent) compared to 1,477 MMcfe last year. Natural gas production rose 16% to 1,528 MMcf compared to 1,311 MMcf last year while oil production increased 13% to 31,400 barrels.
For the third quarter, production rose 22%, also an all time record high. Production was 633 MMcfe compared to 518 MMcfe last year. Natural gas production rose 20% to 563 MMcf compared to 469 MMcf last year and oil production increased 41% to 11,600 barrels.

PRODUCT PRICE DIRECTION VARIES BETWEEN PERIODS
For the nine months, net wellhead natural gas prices rose 12% to $6.64 per Mcf compared to $5.92 last year. Hedging transactions reduced wellhead prices $.18 per Mcf compared to $.22 last year. As a result, total natural gas price realizations rose 13% to $6.46 per Mcf compared to $5.70 last year. Wellhead oil prices rose 30% to $61.74 per barrel compared to $47.37 last year.
Net wellhead natural gas prices for the third quarter fell 9% to $5.70 per Mcf compared to $6.27 last year. There were no hedging transactions in the 2006 period, however, in the 2005 period, hedging transactions reduced wellhead prices $.02 per Mcf. As a result, total natural gas price realizations declined 9% to $5.70 per Mcf compared to $6.25 last year. Wellhead oil prices rose 41% to $65.80 per barrel compared to $56.21 last year.
Subsequent to third quarter end 2006, the company entered into hedge transactions totaling 80,000 MMbtu for the quarter ending January 31, 2007, 230,000 MMbtu for the quarter ending April 30, 2007 and 240,000 MMbtu for the quarter ending July 31, 2007. These hedges are intended to cover between 20% and 50% of the company’s current production base without taking into consideration production additions during the interim periods. The hedges are indexed to Panhandle Eastern Pipeline Company for Texas, Oklahoma mainline, with a weighted average contract price of $9.59 for the quarter ending January 31, 2006, $8.25 for the quarter ending April 30, 2007 and $6.85 for the quarter ending July 31, 2007. Individual month price (basis) differentials compared to the NYMEX and Henry Hub range from minus $.90 to minus $1.46.
STRONG FINANCIAL CONDITION PROVIDES
SOLID FOUNDATION FOR GROWTH
At July 31, 2006, working capital was $8,920,000, up 16% from last year. Cash and short-term investments totaled $9,642,000, up 30% from last year. The company’s only long-term debt is a $233,000 exclusive license obligation.
CAPITAL SPENDING INCREASES
Net capital spending for the nine months ended July 31, 2006 totaled $8,256,000, up 60% from last year. CREDO’s business focuses on two core projects—natural gas drilling and application of its patented Calliope Gas Recovery System. The company believes that, in combination, the drilling and Calliope projects provide a superb and unique formula for achieving its goal of adding long-lived natural gas reserves and production at reasonable costs and risks.
As previously reported, the company has significantly expanded both its drilling and Calliope activities. The “Operations” section of the company’s Form 10-Q for the third quarter ended July 31, 2006 contains a discussion of the company’s drilling and Calliope projects.
* * * * *

Contact:	James T. Huffman
President
or

David E. Dennis
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
EBITDA is not a GAAP measure of operating performance. The company uses this non-GAAP performance measure primarily to compare its performance with other companies in the industry that make a similar disclosure. The company believes that this performance measure may also be useful to investors for the same purpose. Investors should not consider this measure in isolation or as a substitute for operating income or any other measure for determining the company’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation between EBITDA and net income is provided in the table below:

	Nine Months Ended July 31,
	2006	2005
RECONCILIATION OF EBITDA:
Net Income	$4,373,000	$3,345,000
Add Back:
Interest Expense	27,000	28,000
Income Tax Expense	1,743,000	1,301,000
Depreciation, Depletion and Amortization Expense	2,568,000	1,610,000

	$8,711,000	$6,284,000

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.
(table follows)

CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2006	2005	2006	2005
REVENUES:
Oil and gas sales	$11,809,000	$8,785,000	$3,966,000	$3,396,000
Investment income and other	446,000	201,000	3,000	105,000

	12,255,000	8,986,000	3,969,000	3,501,000

COSTS AND EXPENSES:
Oil and gas production	2,604,000	1,920,000	861,000	790,000
Depreciation, depletion and amortization	2,568,000	1,610,000	939,000	568,000
General and administrative	940,000	782,000	361,000	242,000
Interest	27,000	28,000	9,000	9,000

	6,139,000	4,340,000	2,170,000	1,609,000

INCOME BEFORE INCOME TAXES	6,116,000	4,646,000	1,799,000	1,892,000
INCOME TAXES	(1,743,000)	(1,301,000)	(513,000)	(530,000)

NET INCOME	$4,373,000	$3,345,000	$1,286,000	$1,362,000

EARNINGS PER SHARE OF COMMON STOCK — BASIC	$.48	$.37	$.14	$.15

EARNINGS PER SHARE OF COMMON STOCK — DILUTED	$.46	$.36	$.14	$.15

Weighted average number of shares of Common Stock and dilutive securities:
Basic	9,191,000	9,069,000	9,231,000	9,087,000

Diluted	9,512,000	9,331,000	9,498,000	9,339,000

Condensed Balance Sheet Information	July 31, 2006	October 31, 2005
Cash and Short-Term Investments	$9,642,000	$7,430,000
Other Current Assets	3,459,000	4,024,000
Oil and Gas Properties, Net	30,296,000	24,551,000
Exclusive License Agreement, Net	285,000	338,000
Other Assets	1,498,000	1,501,000

	$45,180,000	$37,844,000

Current Liabilities	$4,181,000	$3,757,000
Deferred Income Taxes	7,387,000	5,978,000
Exclusive License Agreement Obligation	233,000	233,000
Asset Retirement Obligation	832,000	929,000
Stockholders’ Equity	32,547,000	26,947,000

	$45,180,000	$37,844,000